Exhibit 99.1

February 23, 2011
For 6:00 am ET Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Chris Ahearn
	704-758-2033	704-758-2304

LOWE’S REPORTS FOURTH QUARTER SALES AND EARNINGS RESULTS

-- Fourth Quarter Net Earnings Increased 39 Percent --

-- Fourth Quarter Diluted Earnings Per Share Increased 50 Percent --

MOORESVILLE, N.C.  – Lowe’s Companies, Inc. (NYSE: LOW), the world’s second largest home improvement retailer, today reported net earnings of $285 million for the quarter ended January 28, 2011, a 39.0 percent increase from the same period a year ago.  Diluted earnings per share increased 50.0 percent to $0.21 from $0.14 in the fourth quarter of 2009.  For the fiscal year ended January 28, 2011, net earnings increased 12.7 percent to $2.0 billion and diluted earnings per share increased 17.4 percent to $1.42.

Sales for the quarter increased 3.1 percent to $10.5 billion, up from $10.2 billion in the fourth quarter of 2009.  For the fiscal year ended January 28, 2011, sales increased 3.4 percent to $48.8 billion.  Comparable store sales increased 1.1 percent for the fourth quarter and increased 1.3 percent for fiscal 2010.

“We delivered solid results for the quarter, including earnings that exceeded our guidance,” commented Robert A. Niblock, Lowe's chairman and CEO.  “I would like to thank our more than 234,000 employees who worked diligently and executed well through the holiday season and difficult winter weather.  Because of their efforts, we grew comparable store sales and gross margin while leveraging expenses.

“While uncertainty in the market remains, the economic recovery is continuing,” Niblock added.  “We are committed to delivering better customer experiences and expect to grow market share in 2011 as we make continued progress on our key initiatives.”

During the quarter, Lowe’s opened 17 stores and closed two.  As of January 28, 2011, Lowe’s operated 1,749 stores in the United States, Canada and Mexico representing 197.1 million square feet of retail selling space, a 2.0 percent increase over last year.

A conference call to discuss fourth quarter 2010 operating results is scheduled for today (Wednesday, February 23) at 9:00 am ET.  The conference call will be available through a webcast and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s Fourth Quarter 2010 Earnings Conference Call Webcast.  A replay of the call will be archived on Lowes.com until May 15, 2011.

Lowe’s Business Outlook

First Quarter 2011 (comparisons to first quarter 2010)
•	Total sales are expected to increase approximately 2 percent
•	The company expects comparable store sales to be approximately flat
•	The company expects square footage growth of approximately 2 percent
•	Earnings before interest and taxes as a percentage of sales (operating margin) are expected to decrease 10 to 20 basis points
•	Depreciation expense is expected to be approximately $360 million
•	Diluted earnings per share of $0.34 to $0.38 are expected
•	Lowe’s first quarter ends on April 29, 2011 with operating results to be publicly released on Monday, May 16, 2011

Fiscal Year 2011 – a 53-week Year (comparisons to fiscal year 2010 – a 52-week year)
•	Total sales are expected to increase approximately 5 percent, including the 53rd week
•	The 53rd week is expected to increase total sales by approximately 1.6 percent
•	The company expects comparable store sales to increase 1 to 2 percent
•	The company expects to open 25 to 30 stores in 2011 reflecting total square footage growth of approximately 1.5 percent
•	Earnings before interest and taxes as a percentage of sales (operating margin) are expected to increase approximately 30 basis points
•	Depreciation expense is expected to be approximately $1.48 billion
•	Diluted earnings per share of $1.60 to $1.72 are expected for the fiscal year ending February 3, 2012

Disclosure Regarding Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements of the company's expectations for sales growth, comparable store sales, earnings and performance, capital expenditures, store openings, the housing market, the home improvement industry, demand for services, share repurchases and any statement of an assumption underlying any of the foregoing, constitute "forward-looking statements" under the Act.   Although the company believes that the expectations, opinions, projections, and comments reflected in its forward-looking statements are reasonable, it can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results expressed or implied by our forward-looking statements including, but not limited to, changes in general economic conditions, such as continued high rates of unemployment, interest rate and currency fluctuations, higher fuel and other energy costs, slower growth in personal income, changes in consumer spending, the availability and increasing regulation of consumer credit and of mortgage financing, inflation or deflation of commodity prices and other factors which can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, such as the psychological effects of falling home prices and in the level of repairs, remodeling, and additions to existing homes, as well as a general reduction in commercial building activity; (ii) maintain critical information systems; (iii) ensure that customer facing technology systems perform efficiently and reliably; (iv) secure or develop and implement sufficiently robust new technologies to deliver business process solutions in an efficient manner; (v) attract, train, and retain highly-qualified associates who can respond to and embrace changes in our business model; (vi) respond to fluctuations in the prices and availability of services, supplies, and products; (vii) respond to the growth and impact of competition; (viii) differentiate ourselves from competitors based upon our relationships with suppliers of brand name products; (ix) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax or environmental issues; (x) respond to disruption of the domestic or international supply chain caused by transportation disruption, vendor disagreements, vendor failures, host country instability, trade tariffs, or international terrorism; (xi) adequately protect sensitive customer, employee or vendor information; (xii) respond to the unique challenges associated with international expansion, and (xiii) prevent material product liability associated with manufacturing or packaging defects.  In addition, we could experience additional impairment losses if the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values. For more information about these and other risks and uncertainties that we are exposed to, you should read the "Risk Factors" and "Critical Accounting Policies and Estimates" included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission (the “SEC”) and the description of material changes, if any, therein included in our Quarterly Reports on Form 10-Q.

The forward-looking statements contained in this news release are based upon data available as of the date of this release or other specified date and speak only as of such date.  All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and in the “Risk Factors” included in our Annual Report on Form 10-K to the SEC and the description of material changes, if any, therein included in our Quarterly Reports on Form 10-Q.  We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events, or otherwise.

With fiscal year 2010 sales of $48.8 billion, Lowe's Companies, Inc. is a FORTUNE® 50 company that serves approximately 15 million customers a week at more than 1,725 home improvement stores in the United States, Canada and Mexico. Founded in 1946 and based in Mooresville, N.C., Lowe's is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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Lowe's Companies, Inc.
Consolidated Statements of Current and Retained Earnings
In Millions, Except Per Share Data

	Three Months Ended				Year Ended
	(Unaudited)		(Unaudited)		(Unaudited)
	January 28, 2011		January 29, 2010		January 28, 2011		January 29, 2010
Current Earnings	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Net sales	$10,480	100.00	$10,168	100.00	$48,815	100.00	$47,220	100.00

Cost of sales	6,754	64.45	6,614	65.05	31,663	64.86	30,757	65.14

Gross margin	3,726	35.55	3,554	34.95	17,152	35.14	16,463	34.86

Expenses:

Selling, general and administrative	2,792	26.64	2,775	27.29	12,006	24.60	11,737	24.85

Depreciation	392	3.74	401	3.95	1,586	3.25	1,614	3.42

Interest - net	86	0.82	56	0.55	332	0.68	287	0.61

Total expenses	3,270	31.20	3,232	31.79	13,924	28.53	13,638	28.88

Pre-tax earnings	456	4.35	322	3.16	3,228	6.61	2,825	5.98

Income tax provision	171	1.63	117	1.14	1,218	2.49	1,042	2.20

Net earnings	$285	2.72	$205	2.02	$2,010	4.12	$1,783	3.78

Weighted average common shares outstanding - basic	1,358		1,455		1,401		1,462

Basic earnings per common share (1)	$0.21		$0.14		$1.42		$1.21

Weighted average common shares outstanding - diluted	1,361		1,458		1,403		1,464

Diluted earnings per common share (1)	$0.21		$0.14		$1.42		$1.21

Cash dividends per share	$0.110		$0.090		$0.420		$0.355

Retained Earnings
Balance at beginning of period	$18,144		$18,236		$18,307		$17,049
Net earnings	285		205		2,010		1,783
Cash dividends	(148)		(131)		(588)		(522)
Share repurchases	(910)		(3)		(2,358)		(3)
Balance at end of period	$17,371		$18,307		$17,371		$18,307

(1) Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $283 million and $1,993 million for the three months and year ended January 28, 2011, respectively, and $204 million and $1,770 million for the three months and year ended January 29, 2010, respectively.

Lowe's Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)
		January 28, 2011	January 29, 2010
Assets

Current assets:
Cash and cash equivalents		$652	$632
Short-term investments		471	425
Merchandise inventory - net		8,321	8,249
Deferred income taxes - net		193	208
Other current assets		330	218

Total current assets		9,967	9,732

Property, less accumulated depreciation		22,089	22,499
Long-term investments		1,008	277
Other assets		635	497

Total assets		$33,699	$33,005

Liabilities and Shareholders' Equity

Current liabilities:
Current maturities of long-term debt		$36	$552
Accounts payable		4,351	4,287
Accrued compensation and employee benefits		667	577
Deferred revenue		707	683
Other current liabilities		1,358	1,256

Total current liabilities		7,119	7,355

Long-term debt, excluding current maturities		6,537	4,528
Deferred income taxes - net		467	598
Deferred revenue - extended protection plans		631	549
Other liabilities		833	906

Total liabilities		15,587	13,936

Shareholders' equity:
Preferred stock - $5 par value, none issued		-	-
Common stock - $.50 par value;
Shares issued and outstanding
January 28, 2011	1,354
January 29, 2010	1,459	677	729
Capital in excess of par value		11	6
Retained earnings		17,371	18,307
Accumulated other comprehensive income		53	27

Total shareholders' equity		18,112	19,069

Total liabilities and shareholders' equity		$33,699	$33,005

Lowe's Companies, Inc.
Consolidated Statements of Cash Flows
In Millions

	Years Ended
	(Unaudited)
	January 28, 2011	January 29, 2010
Cash flows from operating activities:
Net earnings	$2,010	$1,783
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,684	1,733
Deferred income taxes	(133)	(123)
Loss on property and other assets - net	103	193
Share-based payment expense	115	102
Net changes in operating assets and liabilities:
Merchandise inventory - net	(64)	(28)
Other operating assets	(142)	7
Accounts payable	60	175
Other operating liabilities	219	212
Net cash provided by operating activities	3,852	4,054

Cash flows from investing activities:
Purchases of investments	(2,605)	(1,827)
Proceeds from sale/maturity of investments	1,822	1,784
Increase in other long-term assets	(97)	(62)
Property acquired	(1,329)	(1,799)
Proceeds from sale of property and other long-term assets	25	18
Net cash used in investing activities	(2,184)	(1,886)

Cash flows from financing activities:
Net decrease in short-term borrowings	-	(1,007)
Net proceeds from issuance of long-term debt	1,985	10
Repayment of long-term debt	(552)	(37)
Proceeds from issuance of common stock under share-based payment plans	104	128
Cash dividend payments	(571)	(391)
Repurchase of common stock	(2,618)	(504)
Excess tax benefits of share-based payments	1	-
Net cash used in financing activities	(1,651)	(1,801)

Effect of exchange rate changes on cash	3	20

Net increase in cash and cash equivalents	20	387
Cash and cash equivalents, beginning of year	632	245
Cash and cash equivalents, end of year	$652	$632